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Exhibit 16.1

October 8, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated October 9, 2001 of Plum Creek Timber Company, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

cc: Mr. William R. Brown, CFO, Plum Creek Timber Company, Inc.

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Exhibit 16.1